Exhibit 99.1
GMXR
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Jr.	James Merrill	Michael J. Rohleder
President, CEO	CFO	Vice President, IR
405.600.0711 x311	405.600.0711 x305	405.600.0711 x338
GMXR Announces First Quarter 2008 Record Results and Operational Update
Oklahoma City, Oklahoma, Tuesday, May 6, 2008 GMXR., NASDAQ OMX Group: ‘GMXR‘; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces the following:
•	1Q08 production of 2.87 Bcfe up 60% from 1.79 Bcfe in the 1Q07.
•	Record 1Q08 oil and natural gas sales of $27.2 million up 106% from $13.2 million in the 1Q07.
•	1Q08 net income of $6.5 million up 70% from $3.8 million in the 1Q07.
•	Record non-GAAP discretionary cash flows of $17.9 million up 92% from $9.3 million in the 1Q07.
•	Diluted earnings per share of $0.40 up 90% from $0.21 in the 1Q07.
In addition to the above 1Q08 financial results, the Company is announcing new or revised guidance for the remainder of 2008:
•	Increased 2008 revenue guidance to $125 million up from $110 million.
•	Increased 2008 non-GAAP discretionary cash flow guidance to $80 million up from $65 million.
•	Increased 2008 total production guidance range of 12.9 to 13.3 Bcfe and 2Q08 to 3.0Bcfe
•	Increased capital expenditure budget to $195 million up from $175 million.
The Company achieved a record first quarter 2008 in many measurements of financial performance after completing a record year in 2007. “The natural gas market is continuing to show strength in both price and demand which is benefiting us,” said Jim Merrill, Chief Financial Officer. “We have been able to position the Company to accelerate development of our property base in this market with the financing completed in February 2008, future increases in our borrowing base and 100% drilling success. We recently filed a new $500 million universal shelf registration statement as our note offering in February exhausted the availability under our existing shelf offering. The new registration will enable us to engage in additional financings quickly in the future when the need arises, though none are planned at this time. Based on the strong market for natural gas and oil, the Company has increased its revenue and cash flow guidance and capital expenditure budget for the year. The Company intends to add an additional leased rig operating on its 100% acreage in the second half of 2008,” Merrill stated.

GMXR Financial Results
Oil and Natural Gas Sales. Oil and natural gas sales in the 1Q08 increased 106% to $27.2 million compared to the 1Q07. This increase was due to a 60% increase in production and a 29% increase in the average realized price of oil and natural gas. The average price per barrel of oil and mcf of natural gas received in the 1Q08 was $89.19 and $8.92, respectively, compared to $53.61 and $7.21, respectively, in the 1Q07. Production of oil for the 1Q08 increased to 48 Mbls compared to 26 Mbls for the 1Q07. Natural gas production for 1Q08 increased to 2,579 MMcf compared to 1,635 MMcf for the 1Q08, an increase of 58%. In the first quarter of 2008, less than 15% of the Company’s 100% acreage natural gas was processed. Due to an increase in natural gas MMbtu prices, the average upgrade to the gas processed was approximately $0.91 per MMbtu. The Company is currently processing 100% of its natural gas at similar pricing upgrades. The Company’s processing contracts provide options to capture the optimal commodity price for its natural gas production.
In 1Q08 as a result of hedging activities, GMXR recognized a decrease in oil and natural gas sales of $350,100 and $185,000, respectively, compared to an increase in natural gas sales of $650,500 in 1Q07. In 1Q08, hedging reduced the average natural gas and oil sales price by $0.07 per Mcf and $7.35 per Bbl compared to an increase in natural gas sales price of $0.40 per Mcf in 1Q07. In May 2008, the Company entered into a 19 month collar hedging transaction for 100,000 MMBtus per month with a put at $9.50 per MMBtu and a call at $12.20 per MMBtu effective June 1, 2008 through December 31, 2009. The index price for the natural gas collar is the Inside FERC — Houston Ship Channel price. In addition, the Company entered into a 12 month collar hedging transaction for 5,000 Bbls per month with a put at $100 per Bbl and a call at $134 per Bbl effective January 1, 2009 through December 31, 2009. The index price for the oil collar is the West Texas Intermediate price. The Company intends to add additional oil and natural gas hedges in the future as production increases.
Lease Operations. Lease operations expense increased $1.8 million, or 114%, in the 1Q08 to $3.4 million, compared to the 1Q07. Lease operations expense on an equivalent unit of production basis was $1.18 per Mcfe for the 1Q08 compared to $.89 per Mcfe for the 1Q07. The increase in expenses related to lease operations resulted primarily from an increase in the number of wells producing, an increase in compression and gathering expenses and non-operated salt water disposal and other work-over expenses.
Production and Severance Taxes. Production and severance taxes increased 215% to $1.6 million in the 1Q08 compared to approximately $492,000 in the 1Q07. The increase in production and severance taxes resulted primarily from increased oil and natural gas sales as previously described. Additionally, a severance tax refund was recorded in the first quarter of 2007 of approximately $180,000. No severance tax refunds were recorded during the first quarter of 2008. Upon approval by the State of Texas, certain wells are exempt from severance taxes for a period of ten years and we expect this will reduce our expense going forward.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $3.1 million, or 83%, to $6.7 million in the 1Q08. This increase is due primarily to higher production levels, higher costs, and an increase in depreciation expense related to other property and equipment. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.01 per Mcfe in the 1Q08 compared to $1.81 per Mcfe in the 1Q07. The depletion rate increased primarily from the effects of higher drilling and completion costs.
General and Administrative Expense. General and administrative expense for the 1Q08 was $2.6 million compared to $1.8 million for the 1Q07. This increase of $823,000, or 47%, was primarily the result of an increase in non-cash compensation expense and an increase in administrative and supervisory personnel as a result of our increased level of activity. General and administrative expense per equivalent unit of production was $0.90 per Mcfe for the three months ended March 31, 2008 compared to $0.99 per Mcfe for the comparable period in 2007. General and administrative expense has not historically varied in direct proportion to oil and natural gas production because certain types of general and administrative expense are fixed in nature.
Interest. Interest expense for the first quarter of 2008 was $3.1 million compared to approximately $345,000 for the first quarter of 2007. This increase is primarily attributable to our amount borrowed during the three months ended March 31, 2008. In addition, we recognized approximately $600,000 of interest expense related to the amortization of commitment and arrangement fees on a bridge loan that was paid in full in February 2008.
Net income and net income per share. For the first quarter of 2008 and 2007, we reported net income of $6.5 million and $3.8 million, respectively, an increase of 70%. Net income applicable to common stock for the first quarter of 2008 and 2007 was $5.3 million and $2.7 million, respectively, an increase of 101%. Net income per basic and fully diluted share was $0.40 for the first quarter of 2008 compared to $0.21, for the first quarter of 2007. Weighted average fully-diluted shares outstanding increased by 6% to 13,401,372 shares for the first quarter of 2008 up from 12,608,796 shares in the first quarter of 2007. The Company did not recognize any additional dilutive shares from the recently completed net share settlement convertible security due to the average share price during the first quarter of 2008 being below the conversion price of $32.50.
Long term debt and capitalization. Long term debt at the end of 1Q08 is $170.7 million not including $50 million of preferred stock. The debt to capitalization ratio is 45% at March 31, 2008. The Company completed a successful $125 million net share settled convertible note offering in February which it believes, along with cash flow and additional bank borrowing, will provide funding for the forecasted capital expenditures for the remainder of 2008.
“The first quarter of 2008 has marked records in production, revenue, earnings and cash flow for the Company and positions us to continue to accelerate our successful drilling program, add meaningful operated acreage in the ArkLaTex region and deliver shareholder value,” commented Ken Kenworthy, Jr. Chairman, President and Chief Executive Officer. “Acceleration of development, funded by our growing cash flow and credit line will increase the present value of our 1P & 2P reserves; additionally we estimate we will grow our operated acreage over 50% in 2008. The GMXR team continues to focus on the successful development of our asset base and executing our strategy of investing in profitable growth,” Kenworthy added.

GMXR Operational Highlights
Production for the quarter ending March 31, 2008 was 31.4 Mmcfe per day for a total of 2.87 Bcfe. This marks the 16th consecutive quarter of production growth.
For the quarter ending March 31, 2008 GMXR drilled a total of 34 gross / 20.12 net Cotton Valley and Travis Peak vertical wells. Capital expenditures for the quarter were $50.8 million. Drilling activity is expected to increase this year as the Company brings an additional third party leased rig on-line in the second half of 2008. This will increase rigs drilling on the Company’s operated acreage to five and total rig count on the property base to nine. Additionally, the Company has added top drive units to each of the three rigs it owns and operates which will reduce spud to spud days and will contribute to our acceleration plan.
The Company also expects to add a sixth leased rig in early 2009 which will focus exclusively on horizontal development of the Haynesville/Bossier gas shale in the Company’s operated acreage. In 2006, GMXR and its joint development partner Penn Virginia Oil and Gas, L.P (“PVOG”) had drilled and completed 19 vertical test wells across its acreage completing the Haynesville/Bossier Shale in most of the wells. These tests confirmed the presence of significant gas with 24 hour IP rates between 1 and 2 Mmcfe/d. The Company expects to submit a shale core this year to the newly formed Haynesville Gas Shale Consortium for further evaluation and expects to commence drilling horizontal shale wells in the first half of 2009.
Possible Stock Sales
The Company also announced that Ken L. Kenworthy, Jr., Chairman, President and Chief Executive Officer, intends to establish a pre-arranged, non-discretionary trading plan to sell a portion of his shares of stock during the remainder of 2008 in accordance with Rule 10b5-1 of the Securities and Exchange Commission. “This plan allows me to diversify a portion of my investment,” said Mr. Kenworthy, Jr. “I remain very positive about the prospects for GMXR and will continue to have the majority of my net worth invested in GMXR common stock.”
The Company also announced that Ken L. Kenworthy, Sr. expects to sell a portion of his shares. Mr. Kenworthy, Sr. retired in January, 2008 as the Company’s Chief Financial Officer.

A conference call and webcast, during which the management will discuss first quarter 2008 financial and operational results for GMXR, is scheduled for Wednesday, May 7th at 12:30 EDT. Prepared remarks by James Merrill, CFO and Ken Kenworthy, Jr., Chairman, President and Chief Executive Officer, will be followed by a question and answer session. Investors and analysts may participate via phone by dialing 1-800-860-2442 or 412-858-4600 five to ten minutes before the start of the conference call and reference “GMX” or via webcast by logging onto the GMXR website at www.gmxresources.com at least 20 minutes prior to the scheduled start of the call and install any necessary audio software. An audio playback will be available until 11:30 AM CDT, May 31, 2008 by dialing 1-877-344-7529 or 412-317-0088. During the conference call periodically the Company’s most recent presentation, on its website will be utilized.
GMXR is a ‘Pure Play’, E & P company with 435 BCFE in proved reserves and 2 TCFE in total 3P reserves that are 94% natural gas; consisting of 279 gross / 153.5 net Cotton Valley (“CV”) producers and 1,457 gross / 904 net CV un-drilled locations; only 14% developed and providing a 100% success rate. Eight drilling rigs are currently developing this contiguous gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison County of East Texas, where the Company has invested $60 million in infrastructure; which has contributed to ‘Best In Class’ finding and development costs; which also contains 19 vertical tests wells drilled and completed in 2006 into the Lower CV Bossier/Haynesville “Gas Shales” and has 175 horizontal locations on 120 acre density; 38 gross / 31 net Travis Peak/Hosston Sands & Pettit producers produce on the property. These multiple resource layers provide high probability repeatable organic growth. The Company, headquartered in Oklahoma City, Oklahoma, has interests in 335 gross / 196 net producing wells and operates 65% of its reserves. The Company’s strategy is to grow shareholder value through acceleration of development and acreage additions achieving operational growth around its core area, converting its natural gas reserves to proved, while maintaining balanced prudent financial management.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share data)

	December 31,	March 31,
	2007	2008
ASSETS		(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$5,907	$3,734
Accounts receivable—interest owners	906	818
Accounts receivable—oil and gas revenues	10,258	15,044
Inventories	1,558	2,792
Prepaid expenses and deposits	1,720	900

Total current assets	20,349	23,288

OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	350,573	396,207
Properties not subject to amortization	2,143	2,768
Less accumulated depreciation, depletion, and amortization	(33,257)	(39,021)

	319,459	359,954

PROPERTY AND EQUIPMENT, AT COST, NET	54,957	58,428

OTHER ASSETS	575	4,650

TOTAL ASSETS	$395,340	$446,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,941	$30,094
Accrued expenses	3,778	4,764
Revenue distributions payable	3,667	3,908
Derivative instruments	1,720	12,792
Current maturities of long-term debt	4,321	104

Total current liabilities	48,427	51,662

LONG-TERM DEBT, LESS CURRENT MATURITIES	121,413	170,621

OTHER LIABILITIES	4,649	8,121

DEFERRED INCOME TAXES	11,925	10,419

SHAREHOLDERS’ EQUITY
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock 25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock, 3,000,000 shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference $50,000,000)	2	2
Common stock, par value $.001 per share—authorized 50,000,000 shares; issued and outstanding 13,267,886 shares in 2007 and 16,519,511 shares in 2008	13	17
Additional paid-in capital	180,543	181,188
Retained earnings	29,686	35,026
Accumulated other comprehensive income, net of taxes	(1,318)	(10,736)

Total shareholders’ equity	208,926	205,497

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$395,340	$446,320

GMX Resources Inc. And Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2008

OIL AND GAS SALES	$13,174	$27,199

EXPENSES:
Lease operations	1,585	3,384
Production and severance taxes	492	1,552
Depreciation, depletion, and amortization	3,678	6,743
General and administrative	1,764	2,587

Total expenses	7,519	14,266

Income from operations	5,655	12,933

NON-OPERATING INCOME (EXPENSES):
Interest expense	(344)	(3,089)
Interest and other income	79	33

Total non-operating expense	(265)	(3,056)

Income before income taxes	5,390	9,877

PROVISIONS FOR INCOME TAXES	1,576	3,381

NET INCOME	3,814	6,496
Preferred stock dividends	1,156	1,156

NET INCOME APPLICABLE TO COMMON STOCK	$2,658	$5,340

EARNINGS PER SHARE — Basic	$0.21	$.40

EARNINGS PER SHARE — Diluted	$0.21	$.40

WEIGHTED AVERAGE COMMON SHARES — Basic	12,476,626	13,277,679

WEIGHTED AVERAGE COMMON SHARES — Diluted	12,608,796	13,401,372

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2008
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net income	$3,814	$6,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	3,678	6,743
Deferred income taxes	1,576	3,346
Non-cash compensation expense	258	546
Other	13	754
Decrease (increase) in:
Accounts receivable	(821)	(4,698)
Inventory and prepaid expenses	62	(1,027)
Increase (decrease) in:
Accounts payable	(4,902)	(4,847)
Accrued expenses and liabilities	430	1,070
Revenue distributions payable	307	482

Net cash provided by operating activities	4,415	8,865

CASH FLOWS DUE TO INVESTING ACTIVITIES
Additions to oil and natural gas properties	(37,337)	(45,481)
Purchase of property and equipment	(4,163)	(5,279)

Net cash used in investing activities	(41,500)	(50,760)

CASH FLOW DUE TO FINANCING ACTIVITIES
Advances on borrowings	17,017	26,000
Payments on debt	(46,086)	(106,009)
Proceeds from sale of 5.00% Convertible Senior Subordinated Notes	—	125,000
Proceeds from sale of common stock	65,728	102
Dividends paid on Series B preferred stock	(1,156)	(1,156)
Fees paid related to financing activities	—	(4,215)

Net cash provided by financing activities	35,503	39,722

NET DECREASE IN CASH	(1,582)	(2,173)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,960	5,907

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,378	$3,734

SUPPLEMENTAL CASH FLOW DISCLOSURE

CASH PAID DURING THE PERIOD FOR:
INTEREST	$618	$2,107
TAXES	—	35

GMX Resources Inc. and Subsidiaries
Non-GAAP Supplemental Information — Discretionary Cash Flows (1)

	Three Months Ended March 31,
	2007	2008
	(in thousands)

Net Income	$3,814	$6,496

Non cash charges:

Depreciation, depletion, and amortization	3,678	6,743

Deferred income taxes	1,576	3,346

Non cash compensation expense	258	546

Amortization of loan fees	13	754

Non-GAAP discretionary cash flow	$9,339	$17,885

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “discretionary cash flow”

Net cash provided by operating activities	$4,415	$8,865

Adjustments:

Changes in operating assets and liabilities	4,924	9,020

Non-GAAP discretionary cash flow	$9,339	$17,885

(1)	Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.